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                                                                    Exhibit 02.1
                          Mutual Agreement and Release

The following agreement is entered into between Daryl J. Eigen ("you") and Oplink Communications, Inc. (the "Company") this 2nd day of October, 2001.

     1. Cessation of Employment. You will cease your employment with the Company, and relinquish your title as Senior Vice President of Sales & Marketing. Your last day of employment with the Company will be October 4, 2001 ("Separation Date").

     2. Proprietary Information. You acknowledge and agree to honor any and all agreements regarding the Company's confidential information, including trade secrets and intellectual property, and to not disclose or use any Company trade secrets or confidential information, without the prior express written authorization by the Company. You further agree to return all confidential information to the Company upon your cessation of employment with the Company, including all documents and tangible items.

     3. Non-Recruitment. For twenty-four (24) consecutive months after your Cessation Date, you agree not to directly or indirectly, without the prior written consent of the Company, solicit, recruit, encourage or induce any employees, directors, consultants, or contractors of the Company to leave the employ of the Company, either on your own behalf or the behalf of any other person or entity.

     4. Severance Package.

        i.   Cash Payment

             The Company will pay you one lump sum (the "Severance Cash") on the Effective Date (as defined below) equal to that amount which, if applied in its entirety to the repayment of the Promissory Note dated March 27, 2001 issued by you in favor of the Company (the "Promissory Note"), grossed up to account for any withholding tax associated therewith payable by you, would leave a principal balance under the Promissory Note of $100,000. The Severance Cash will be paid by way of the Company applying it, in its entirety, to the repayment of the Promissory Note and the payment of any withholding tax for which the Company is under an obligation to collect from you, and the withholding tax collected by the Company will be forwarded in whole to the IRS on your account, leaving a principal balance under the Promissory Note of $100,000 (the "Note Balance").

        ii.  Repayment of Outstanding Debt

             You agree to notify the Company as soon as you accept any offer of new employment. Unless accelerated by demand of the Company, the Note Balance shall be repaid in four (4) equal installments of $25,000 each plus accrued simple interest, Mutual Agreement and Release - Oplink Communications, Inc. and Daryl J. Eigen


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due and payable every six (6) months, until repaid in full. The first installment shall be due six (6) months from the day you start your new employment.

        iii. Extension of Option Exercise Right

             The Company acknowledges that as of the Separation Date, you will have vested 187,500 shares of the employee stock option(s) granted to you during your employment with the Company. The Company agrees to extend your right to exercise your vested option(s) so that the last day on which you are entitled to exercise such right is January 4, 2004.

     5. Availability. You agree that up through the Separation Date, you will make yourself available during office hours for technical consultation or customer support to the Company.

     6. Nondisparagement. Both you and the Company agree to treat the other party respectfully and professionally and not disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to provide a truthful and accurate letter of recommendation if asked for by you.

     7. Mutual Release of All Claims. Except as otherwise set forth in this Agreement, the Company hereby release you, and you hereby release, acquit and forever discharge the Company, and its and its officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the cessation of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, common law, or other causes of action, including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

Mutual Agreement and Release - Oplink Communications, Inc. and Daryl J. Eigen

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     8. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date ("Effective Date").

     9. Waiver. In granting the release herein, you understand that this Agreement includes a release of all claims known or unknown. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims you may have against the Company.

DATED:   October 2, 2001                             DATED:  October 2, 2001


/s/ FREDERICK FROMM                                  /s/ DARYL J. EIGEN
---------------------------                          ------------------
FREDERICK FROMM                                      Daryl J. Eigen
President
Oplink Communications, Inc.

Mutual Agreement and Release - Oplink Communications, Inc. and Daryl J. Eigen

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